Exhibit 10.12

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) entered into as of the 7th day of May, 2018 (the “Effective Date”), by and between CALIFORNIA BANK of COMMERCE, a California Banking corporation (the “Bank”), and Steven E. Shelton (“Employee”).

In consideration of the mutual covenants and promises contained herein and for the parties hereto agree as follows:

1.          Position and Duties. Employee will be employed as the Bank’s President and Chief Executive Officer (“CEO”). In that role, he shall have the duties and responsibilities set forth in this Agreement and in the By-Laws of the Bank, subject to the direction of the Board of Directors of the Bank (“Board”).

Employee will devote substantially all his professional time, attention, and energy to the business of the Bank. Employee agrees to perform his duties conscientiously, efficiently and to the best of his ability. Except with the prior consent of the Bank’s Board of Directors, Employee will not, during the term of this Agreement, engage directly or indirectly, in any other business activity that is or may be competitive with or might place him in a competing position to that of the Bank or any company affiliated with the Bank.

In addition to such other duties as may be assigned him, Employee shall be responsible for the overall day-to-day operation and administration of the Bank and shall assume responsibility for and oversee the development and implementation of the strategic plan, budget, forecast/outlook, policies and procedures for the Bank. As the Bank’s President and Chief Executive Officer, Employee will:

(a)      Serve on the Board or Directors of the Bank and be a member of all committees of the Bank and the Board except the Audit Committee of the Board; and

(b)      Operate the Bank safely and soundly, at the direction of the Board and in conformity with applicable policies and regulations, submit to the Board for its approval appropriate budgets and plans, and operate the Bank in substantial accordance with its strategic objectives; and

(c)      Oversee the accounting and finance functions of the Bank as they relate to all of the constituencies with an interest in the Bank, including but not limited to bank regulators, tax authorities, the public, the Bank’s shareholders and employees; and

(d)      Exercise prudence with respect to the Bank’s expenditures; and

(e)      Promote the pursuit of the broad objectives of the Bank to build franchise value and, in partnership with key members of management, be responsible for product development, strategic planning and budgeting: and

(f)      In partnership with senior management, be responsible for recruiting and developing staff in a manner consistent with the Bank’s immediate needs and strategic goals; and

(g)      Oversee the loan, deposit, investment, marketing, compliance, operations, and information technology functions of the Bank, together with related policies and procedures.

2.          Term. The term of this Agreement shall be seven years from the Effective Date (“Term”), or earlier terminated by either party as set forth herein. Upon the termination of his employment, neither Employee nor the Bank will have any further obligation to the other under this Agreement, except for those provisions intended by the parties to survive termination of Employee’s employment as set forth in Paragraphs 12-35.

3.          Base Salary. For the term of this Agreement while he is an employee, the Bank will pay Employee a base salary at a rate of $375,000 per year (“Base Salary”), subject to an annual compensation review by the Compensation Committee of the Bank’s board of directors during the term of this Agreement. Base Salary will be paid in accordance with the Bank’s normal payroll procedures, but in any case, no less frequently than monthly. Base Salary may be increased but will not be decreased during the term of this Agreement, except in connection with a temporary reduction for cost savings that equally affects all executives of the Bank.

4.          Stock Awards. As of the Effective Date, the Bank will grant stock-based awards to Employee with a fair market value at grant equal to $500,000. The awards will be split between restricted stock with a fair market value at grant of $250,000 and incentive stock options with a fair market value at grant of $250,000 (collectively, the “Stock Awards”), with the number of restricted shares and incentive stock options to be determined at the time of grant, based on the closing price of the Bank’s stock on the Effective Date. Both Stock Awards will vest ratably over seven years from the date of grant, and will be governed by the terms and conditions set forth in the applicable award agreements and plan documents. From time to time, at the sole discretion of the Board of Directors, additional stock-based awards may be granted to Employee.

5.          Bonuses. Employee shall be eligible for an annual bonus pursuant to the executive incentive plan developed each year by the Board. In order to earn an annual bonus, Employee must meet the goals set forth in the executive incentive plan and must be employed through December 31 of the applicable bonus year. Employee’s bonus for 2018 will take into account the dual roles he held in 2018.

6.          Automobile Allowance. During the term of this Agreement, the Bank will pay Employee a $900 monthly auto allowance and will reimburse him for his gasoline expenses, as submitted on the Bank’s standard Expense Reimbursement form. Employee will be personally responsible for all of his other automobile expenses.

7.          Executive Retirement Plan. The parties agree to work together in good faith to institute a supplemental executive retirement plan providing for post-termination payments to Employee, in an amount to be determined by the Board consistent with applicable law.    Such deferred compensation benefits shall be in addition to any retirement benefits under any tax qualified benefit plan of the Bank. During the six-month period immediately following execution of this Agreement, the parties agree to work together in good faith to assess the feasibility of a split-dollar life insurance policy that includes a post-employment benefit for

Employee, with the final decision regarding whether to provide such a benefit subject to the discretion of the Bank.

8.      Health Benefits. The Bank will provide health benefits to Employee and his family with options and coverage consistent with those of the Bank’s group medical plans as in effect from time to time for the Bank’s other executives and will pay all related insurance premiums unless waived in writing by Employee.

9.      Group Term Life Insurance. The Bank will provide group term life insurance to Employee to the same extent the Bank provides group term life insurance to its other full time employees; and Employee will designate the beneficiaries thereof. Upon Employee’s termination of employment for any reason his group term life insurance will cease and be of no further effect.

10.      Disability Insurance. The Bank will provide long term disability insurance to Employee to the same extent the Bank provides such disability insurance to its senior executives generally.

11.      Vacation. During the term of this Agreement, Employee will be eligible for unlimited vacation commencing as of the Effective Date.

12.      Withholding of Taxes. Bank may withhold from any amounts payable to Employee under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

13.      Disability and Death. If, during the term of this Agreement, Employee is unable to performing the essential functions of his job, with or without reasonable accommodation, then, to the extent permitted by applicable law, Employee’s employment shall terminate (“Termination by Reason of Disability”) on a date that is at the end of the period of paid administrative leave, as defined in this paragraph 13. If Employee is unable to perform the essential functions of his job with reasonable accommodation, the Bank shall place Employee on paid administrative leave, with continuation of full Base Salary and all employee benefits, for a period that ends upon the completion of the waiting period under the Bank’s long term disability insurance (‘‘LTD Plan”) if Employee qualifies for LTD Plan benefits or, if earlier, three months from the date that he is placed on paid administrative leave. The end of the period of paid administrative leave is called the “Determination Date”. As of the Determination Date or upon Employee’s death, the Bank will pay to Employee or his estate the Accrued Obligations as defined in paragraph 15.

14.      Termination of Agreement; Employee Resignation. Each party has the right to terminate Employee’s employment with the Bank at any time prior to the end of the term specified in paragraph 2, with or without Cause. For purposes of this Agreement, termination shall mean separation from service as defined by Treasury Regulation§ l.409A-l(h). If Employee decides to terminate his employment under this Agreement, Employee will provide the Bank with two weeks’ advance written notice; provided however that after receiving such notice the Bank, at any time prior to the end of the notice period, may terminate Employee’s employment immediately and pay Employee for the period that the notice otherwise would have run, in addition to all other amounts and benefits then due under this Agreement. Except in the case of termination for Good Reason, any voluntary termination or resignation by Employee pursuant to this paragraph shall be deemed for purposes of Employee’s compensation to be treated as if it were a Termination for Cause and Employee shall only be entitled to the Accrued Obligations.

15.      Termination for Cause. Termination for Cause is defined as (i) willfully breaching Bank policies or Banking regulations, (ii) habitually neglecting the duties required to be performed under this Agreement, (iii) committing an intentional act that has a material detrimental effect on the reputation or business of the Bank, including without limitation an act of sexual harassment in violation of Company policy, (iv) conviction of a felony or committing any such act of dishonesty, fraud, intentional misrepresentation or moral turpitude as would prevent effective performance of his duties under this Agreement, (v) repeatedly or willfully disregarding or failing to comply with a lawful directive of the Board of Directors or (vi) the Bank receiving a written finding, order or directive from any state or federal banking regulator with jurisdiction over the Bank ordering the removal of Employee as an executive officer of the Bank (‘‘Cause”). If the Bank decides to terminate Employee’s employment for Cause, the Bank will provide Employee with a written statement stating the grounds for termination. Upon termination of Employee’s employment for Cause, Employee will not be entitled to any further amounts or benefits from the Bank except for accrued Base Salary, any annual bonus earned for the prior year but not yet paid, incurred and not reimbursed business expenses, and any and all other benefits earned through Employee’s last day of employment (“Accrued Obligations”), except as otherwise required by law.

16.      Termination without Cause or Termination for Good Reason. Employee’s employment under this Agreement may also be terminated prior to the end of the Term by the Bank without Cause or by the Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that one or more of the following has occurred without the Employee’s written consent:

(i)	a material negative change in the nature or scope of the Employee’s responsibilities, duties or authority as set forth in paragraph 1;

(ii)	a material reduction in the Employee’s Base Salary in violation of this Agreement;

(iii)	Employee ‘s required re-location to a worksite location which is more than 25 miles from Employee’s then current principal worksite without Employee’s consent, or;

(iv)	the Bank’s material breach of this Agreement.

provided that, in any such case, the Employee provides written notice to the Bank that the event giving rise to such claim of Good Reason has occurred within 60 days after the first occurrence of such event, and such Good Reason remains uncured by the Bank 30 days after the Employee has provided such written notice; provided further that any resignation of the Employee’s employment for “Good Reason” occurs no later than 60 days following the expiration of such cure period.

If during the Term the Bank terminates Employee’s employment without Cause or the Employee terminates for Good Reason, the Bank shall pay Employee the Accrued Obligations, and in addition, as full and final severance, the Bank will provide to Employee: (A) within fifteen business days of effective date of Employee’s release of claims, a lump sum payment in an amount equal to the sum of his then-current annual Base Salary plus the average of the three (3) most recent annual bonuses previously paid to Employee (collectively, the “Standard Severance”); and (B) commencing within fifteen business days of effective date of Employee’s release of claims, an amount each month that is equal to the monthly cost of COBRA premium for equivalent health insurance coverage, as in effect at the date of termination, for a period equal to the lesser of (x) 18 months, (y) the number of months between the date of Employee’s termination and the date on which Employee becomes eligible to begin receiving benefits pursuant to Medicare, or (z) if Employee accepts new employment, the number of months between the date of Employee’s termination and the date on which Employee becomes eligible to begin receiving benefits under the new employer’s health care plan (“COBRA Severance Benefits”).

17.        Release Agreement; Director Resignation.

(a)      In the event of Termination without Cause by the Bank or a Termination for Good Reason by the Employee, the Employee shall be eligible for the termination benefits and payments provided for in paragraphs 16 and 18 of this Agreement only if he first enters into a form of release agreement in the form of Exhibit C to this Agreement releasing the Bank from any and all claims, known and unknown, related to Employee’s employment with the Bank and he allows such release to become effective (except for the Accrued Obligations) within 60 days of termination of the Employee’s employment. Further provided that, if such termination benefits and payments are made by the Bank, and if the 60 day period spans two calendar years, regardless of when such release is executed by the Employee, such severance payment must be made in the subsequent taxable year. This condition precedent requiring execution and non-revocation of a release agreement does not apply to payment of the Accrued Obligations.

(b)      If Employee’s employment terminates at any time and for any reason, such termination of employment shall be deemed to be an automatic and immediate resignation by Employee from all committees or other positions held with the Bank, effective as of the last date of his employment.

18.      Change of Control. If during the Term the Bank undergoes a Change of Control, and within 1 year following such Change of Control Employee terminates his employment for Good Reason or Employee’s services are terminated without Cause, then the Bank shall pay Employee the Accrued Obligations and, in addition, as full and final change of control severance, the Bank will provide to Employee: (i) within 60 days of the date of termination, a lump sum payment in an amount equal to the two times the sum of (A) his then-current annual Base Salary and (B) the average of the three (3) most recent annual bonuses previously paid to Employee (collectively, the “Change of Control Severance”); (ii) the acceleration of the vesting of all outstanding and unvested Stock Awards previously granted to Employee (“Stock

Acceleration”); and (iii) the COBRA Severance Benefits. If at any time that is less than six (6) months prior to a Change of Control the Bank terminates Employee without Cause or Employee terminates his employment for Good Reason, then such termination shall be treated as though it were a termination without Cause occurring within one year following a Change of Control and the Bank shall provide to Employee if and when the Change of Control takes effect (i) the Stock Acceleration and (ii) the Change of Control Severance minus any Standard Severance previously paid under paragraph 16. Any payments made to Employee under this paragraph 18 will be made within fifteen business days of the effective date of Employee’s release of claims. For purposes of this Agreement, a “Change of Control” occurs when an event within the meaning of Treasury Regulation § L409A-3(i)(5) with respect to the Bank and its Board occurs.

19.      Indemnification by the Bank. To the maximum extent permitted by and consistent with Section 317 of the California Corporations Code (“Section 317”) and the Articles of Incorporation and the Bylaws of the Bank, the Bank shall defend and indemnify Employee for expenses, judgments, fines, settlements and other amounts actually incurred by Employee in connection with any proceeding to which Employee is a party by reason of the fact that Employee is or was an agent of the Bank (as defined in Section 317). The Bank shall advance on behalf of Employee all costs, including attorneys’ fees, as necessary with respect to any such proceeding. In the event any applicable law shall require the issuance of an undertaking by Employee, such shall be acceptable without bond, collateral, or any other security being given by Employee in connection therewith. This provision shall survive the termination of this Agreement for any reason. The Bank hereby covenants and agrees that it will not alter its Articles of Incorporation or Bylaws such as to make them any less favorable for Employee regarding such indemnification.

20.      Purchase or Return of Bank Property. Upon termination of Employee’s employment, Employee shall return all items of Bank property in his possession or under his control, provided that Employee may upon written notice to the Bank, elect to purchase any or all of his mobile phone, iPad and notebook computer at their then respective depreciated value, subject to Bank removing any Bank property or data or that of its customers.

21.      Reimbursement of Business Expenses. During the term of this Agreement, Employee will be reimbursed by the Bank for his ordinary, reasonable and necessary business expenses incurred by Employee in the performance of his duties and in furthering the Bank’s interests, including the costs of a cell phone using Bank designated equipment and service provider. Employee will be diligent in observing the expense policies of the Bank. He will at all times be prudent and use good judgment in balancing the Bank’s objectives of minimizing expenses while at the same time aggressively seeking new business opportunities and a position in the community. He will prepare and promptly submit expense reports with substantially adequate records and other documentary evidence as required by the Bank’s policies or by federal and state statutes and regulations with respect to the substantiation of such expenditures as deductible business expenses of the Bank. The Bank shall reimburse Employee for all such expenses within 30 days of Employee’s written notice to Bank of such expenses.

22.      Confidential and Proprietary Information and Trade Secrets. All records of the accounts of customers, and any other records and books relating in any manner whatsoever to the customers of the Bank, and all other files, books and records and other materials owned by the

Bank or used by it in connection with the conduct of its business, whether prepared by Employee or otherwise coming into Employee’s possession, shall be the exclusive property of the Bank regardless of who actually prepared the original material, book or record. All such books and records and other materials shall be immediately returned to the Bank by Employee upon the end of his employment for any reason. Employee agrees that all information, including but not limited to that which is directly or indirectly related to the Bank’s financial status, profitability, deposit base, portfolio size and quality as well as its customers and prospective customers, is confidential and proprietary to the Bank and that he will maintain such information as confidential. Employee agrees that as a condition of employment he will execute such form of confidentiality agreement as the Bank may adopt from time to time for senior officers of the Bank.

During the term of employment Employee shall have access to and become acquainted with trade secrets of the Bank, including the names of customers and clients, their financial condition and financial needs, financial information regarding the Bank and other information relating to the Bank’s products, services and methods of doing business. Employee agrees not to disclose any of the Bank’s trade secrets, directly or indirectly, or use them in any way, either during the term of employment (except as required in the course of employment with the Bank) or at any time thereafter.

23.      Unsecured General Creditor. Neither Employee nor any other person or entity shall have any legal right or equitable rights, interests or claims in or to any property or assets of the Bank under the provisions of this Agreement. No assets of the Bank shall be held under any trust for the benefit of Employee or any other person or entity or held in any way as security for the fulfilling of the obligations of the Bank under this Agreement. All of the Bank’s assets shall be and remain the general, unpledged, unrestricted assets of the Bank. The Bank’s obligations under this Agreement are unfunded and unsecured promises, and to the extent such promises involve the payment of money, they are promises to pay money in the future. Employee and any person or entity claiming through him shall be unsecured general creditors with respect to any rights or benefits hereunder.

24.      Excise Tax Provision. Notwithstanding anything elsewhere in this Agreement to the contrary, if any of the payments or benefits provided for in this Agreement, together with any other payments or benefits (the “Payment”) which Employee has the right to receive from the Bank (or its affiliated companies), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Employee as a result of such reduction will exceed the net after-tax benefit that would have been received by the Employee if no such reduction were made. The Payment shall be reduced, if applicable, by the Bank in the following order of priority: (A) reduction of any cash severance payments otherwise payable to the Employee that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Employee that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time; and (D) reduction of any other payments or benefits otherwise payable to the Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Employee and the Employee shall be responsible for payment of any Excise Taxes relating to the Payment,

25.      Adjustment of Severance Payment Amounts to Accommodate Internal Revenue Code Section 409A Limitation. It is the intention of the Bank and Employee that all payments made in connection with a termination of employment under this Agreement either be exempt from, or otherwise comply with, Section 409A of the Code. Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by the Bank with the advice of its independent accounting firm or other tax advisors to be subject to and not in compliance with Section 409A of the Code, including, without limitation, the definition of “change in control” or “disability,” the timing of commencement and completion of severance and/or other benefit payments to Employee hereunder, or the amount of any such payments, such provisions shall be interpreted in the manner required to comply with Section 409A. The Bank and Employee acknowledge and agree that such interpretation could, among other matters, (i) limit the circumstances or events that constitute a “change in control” or “disability,” (ii) delay for a period of six (6) months or more, or otherwise modify the commencement of severance and/or other benefit payments, and/or (iii) modify the completion date of severance and/or other benefit payments. The parties agree, however, that if the date of payment called for by this Agreement is altered pursuant to the requirements of Section 409A, then the timing of such payment shall be adjusted to the earliest practicable date, but the amount of such payment will not be adjusted, thus insuring the payment in full of all payments promised hereunder. In addition, each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation § l.409A-2(b)(2).

Notwithstanding the above, the Bank and Employee further acknowledge and agree that if, in the judgment of the Bank and its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to comply with Section 409A, the Bank and Employee will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it complies with Section 409A of the Code.

26.      Regulatory Restrictions. The parties understand and agree that if at the time any payment would otherwise be made or benefit provided under paragraphs 16, 18 or 19 depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Bank may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice, or for some other reason not properly due or payable by the Bank. Among other restrictions, the regulations at 12 C.F.R., Part 30, Appendix A promulgated pursuant to Section 39(a) of the Federal Deposit Insurance Act, and at 12 C.F.R. Part 359, or similar regulations or regulatory action following similar principles may apply at such time. The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make any payment or provide any benefit under paragraphs 16, 18 or 19 where an appropriate regulatory authority disapproves or does not acquiesce as required, if required, and the authority’s disapproval or non-acquiescence is documented in a writing from the authority a copy of which is actually provided by the authority or the Bank to Employee.

27.      No Conflicting Agreements. Employee represents that his performance of all of the terms of this Agreement and any service to be rendered as an employee of the Bank does not and will not breach any fiduciary or other duty or any covenant, agreement or understanding, including without limitation any agreement relating to any proprietary information, knowledge or data acquired by Employee in confidence, trust or otherwise prior to Employee’s employment by the Bank to which Employee is a party or by the terms of which Employee may be bound. Employee covenants and agrees that he will not disclose to the Bank, or induce the Bank to use, any proprietary information, knowledge or data, belonging to any previous employer or others and that Employee will disclose to the Bank the term and subject of any prior confidentiality agreement or agreements Employee has entered into. Employee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

28.      Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Bank and any of its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Employee, he will not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as may be required by the surviving entity in a Change of Control.

29.      Governing Law. This Agreement will at all times and in all respects be governed by the laws of the State of California applicable to transactions wholly performed in California between California residents, except to the extent governed by the laws of’ the United States of America in which case federal laws shall govern.

30.      Arbitration. All claims, disputes and other matters in question arising out of or relating to the employment relationship or its termination shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the Bank and Employee agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association (“AAA”), shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect.

Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their representative heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this paragraph 30 shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Either party may seek preliminary injunctive or equitable relief from a court in furtherance of the arbitration. Any arbitration hereunder shall be conducted in Alameda County, California, unless otherwise agreed to by the parties.

31.      Advice to Seek Counsel. Employee acknowledges that he has been advised by the Bank that this Agreement imposes legal obligations upon him and to consult with legal counsel with regard to this Agreement. Employee acknowledges that he has been afforded the opportunity to obtain legal counseling with regard to this Agreement.

32.      Notices. Any notice required to be given hereunder will be sufficient if in writing and sent by certified or registered mail, return receipt requested, first-class-postage-paid, and sent, in the case of Employee, to Employee’s address as shown on the Bank’s records and, in the case of the Bank, to its principal office, addressed to the Chairman of the Board. Notices will be deemed given when actually received, or three days after mailing, whichever is earlier. E-mail will also be sufficient and may be relied upon by the sender if and only if the latter has received e-mail or written confirmation from the party to whom such e-mail was sent.

33.      Entire Agreement; Modification; Severability. This Agreement and any attachments hereto contain the entire agreement and understanding by and between the Bank and Employee with respect to the subject matter herein, and no representation, promise, agreement or understanding, written or oral, not herein contained will be of any force or effect. No modification hereof will be valid or binding unless in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement will be valid unless in writing and signed by the party against whom such waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time will be deemed a waiver of any other provision of this Agreement, or will be deemed a valid waiver of any of such provision at any other time. If any provision of this Agreement is held by a court of competent jurisdiction or an arbitration body to be invalid, void or unenforceable, the remaining provisions of this Agreement will, nonetheless, continue in full force without being impaired or invalidated in any way.

34.      Non-Competition, Non-Solicitation. During the term of Employment, Employee will not directly or indirectly engage in or prepare to engage in any banking or financial products business, loan origination or deposit taking business or any other business competitive with the Bank. During the term of Employment and for a period of eighteen (18) months thereafter, Employee shall not directly or indirectly induce or solicit, or attempt to induce or solicit, any employee, contractor or consultant of the Bank to terminate his/her employment or relationship with the Bank or otherwise interfere with the employment or service relationship between the Bank and its employees, contractors or consultants.

35.      Regulatory Approval. In the event that any regulatory authority with jurisdiction over the Bank will disapprove any provision of this Agreement, then the parties hereto will use their best efforts, acting in good faith, to amend the Agreement in a manner that will be acceptable to the parties and to the regulatory authorities.

36.      Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

In witness whereof, the Bank and Employee have duly executed both counterparts of this Agreement and it is effective as of the Effective Date.

CALIFORNIA BANK OF COMMERCE

By: /s/ Stephen A. Cortese
Name: Stephen A. Cortese
Title: Chairman of the Board

EMPLOYEE

/s/ Steven E. Shelton
Steven E. Shelton

EXHIBIT C

RELEASE AGREEMENT

California Bank of Commerce (‘‘Bank”) and Steven E. Shelton (“Employee”) hereby enter into this Release Agreement (the “Agreement”). The parties agree as follows:

1.      Consideration for Release. In consideration for the releases and covenants contained in this Agreement, Bank shall pay to Employee the sums described in paragraphs 16 or 18, as applicable, of the Employment Agreement entered into as of May 7, 2018 between Bank and Employee (the “Employment Agreement”). Employee acknowledges that the payment of such sums provides good, sufficient and valuable consideration for Employee’s covenants, waivers, and releases contained in this Agreement. Employee understands that Bank’s willingness to pay such sums is contingent upon Employee’s fulfillment of his obligations contained herein. If Employee revokes this Agreement as described in Section 5 below, Bank shall be released from its obligations under this Agreement and paragraph 16 or 18, as applicable, of the Employment Agreement.

2.      General Mutual Release. In exchange for the consideration described in this Agreement the adequacy of which is hereby acknowledged, each party hereto, on behalf of himself or itself and his or its heirs, successors and assigns, hereby fully releases and forever discharges the other party hereto, including each of their officers, directors, agents, employees, attorneys, parents, affiliates and/or subsidiaries, from any and all claims, actions and liabilities of any kind or character whatsoever, arising at law or in equity, known or unknown, suspected or unsuspected, that such party has ever had, now has or may now have against the other party, including, without limitation, all claims directly or indirectly related to or arising out of Employee’s employment by Bank, the performance of his duties during that employment, and/or the termination of or his resignation from that employment. This waiver and release specifically includes, but is not limited to, all claims, if any, whether arising in tort or in contract, related to Employee’s employment, including any and all claims for wrongful discharge or wrongful termination; claims for alleged violation of public policy or breach of implied covenant of good faith and fair dealing; claims for breach of fiduciary duty; claims for negligent or intentional infliction of emotional distress; claims arising in connection with Employee’s compensation, benefits, warrants and/or stock options; claims for breach of express or implied contract or for further monetary compensation by way of additional salary or bonus allegedly due Employee by reason of his employment with Bank; and all other claims, based on common law or federal or state statute, including claims for discrimination based on age arising under state statute or the federal Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, or any similar federal or state law prohibiting age discrimination. Notwithstanding the foregoing, the claims released in this Section do not include any intentional acts by Employee that are outside the course and scope of Employee’s employment with Bank. This Agreement will not affect Employee’s entitlement to benefits described in the Employment Agreement (including Employee’s right to continued healthcare under the Employment Agreement and/or COBRA), or any non-waivable benefits under California’s unemployment or worker’s compensation laws, nor shall this Agreement constitute a release of any claims for breach of the Employment Agreement by Bank.

3.        Waiver of Unknown Claims or Rights. Employee acknowledges that he is waiving unknown claims pursuant to California Code of Civil Procedure Section 1542, and he expressly waives such rights as quoted below:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE; WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETI’LEMENT WITH THE DEBTOR.

Employee hereby expressly waives any rights he may have under any other statute or common law principles of similar effect.

4.        Knowing and Voluntary Agreement. Employee acknowledges he is freely and voluntarily entering into this Agreement based on his own judgment and not as a result of any representations or promises made by Bank, other than those contained in this Agreement. Employee also acknowledges that he has been given a full opportunity to review this Agreement with an attorney, and has signed it only after full reflection and analysis of its provisions.

5.        Review Period, Acceptance, ADEA Waiver, Waiting and Revocation Period. Employee acknowledges and understands that the release of claims under the Age Discrimination in Employment Act (“ADEA’’), 29 U.S.C. Sections 621-634, is subject to special waiver protections under 29 U.S.C. Section 626(f). In accordance with the ADEA and the Older Workers benefits Protection Act (“OWBPA”), Employee specifically agrees that he is knowingly and voluntarily releasing and waiving any rights or claims of age discrimination under the ADEA. In particular he acknowledges that he understands that:

(i)        he is not waiving any claims for age discrimination under the ADEA that may arise after the date he signs this Agreement and he is not waiving vested benefits if any;

(ii)        he is waiving rights or claims for age discrimination under the ADEA in exchange for payments described above, which are in addition to anything of value to which he is already entitled; and

(iii)        he is advised to consult with and has had an opportunity to consult with an attorney before signing this Agreement.

Employee understands and agrees that he has up to 21 days to review this Agreement. This Agreement is revocable by Employee for seven days following his signing of this Agreement (“Revocation Period”). This Agreement automatically becomes enforceable and effective on the eighth (8th) day after the Agreement is signed by Employee, provided there has been no timely revocation.

6.          Non-Execution or Revocation of Agreement. In the event that Employee does not execute this Agreement or revokes it within the time provided, he shall not be entitled to receive the payment described in Section 1 of this Agreement.

7.      Warranties. Employee warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise on or against any potential claims or causes of action released herein, and, further, that Employee is fully entitled and duly authorized to give this complete and final general release and discharge. Employee warrants that he has not filed any lawsuits or administrative claims against Bank, and he is not aware of any claims, filed by him against Bank in any forum, that are pending.

The parties have read and understand the terms of this Agreement, have had an opportunity to consult with an attorney, and hereby voluntarily and knowingly agree to its terms.

Date:
Steven E. Shelton

CALIFORNIA BANK OF COMMERCE

By:	Date:

Its: Chairman of the Board